Exhibit 99

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

               PRO FORMA COMBINED FINANCIAL STATEMENTS (Unaudited)

     On August 3, 2001, PRG signed a definitive agreement with HSA-Texas to acquire for up to approximately 16.0 million shares of its common stock substantially all of the assets of HSA-Texas and substantially all of the outstanding stock of HSA-Singapore, an affiliated operating company of HSA-Texas and all of the outstanding stock of HSA-Asia, HSA-Australia and HSA-Canada, each an affiliated foreign operating company of HSA-Texas, pursuant to an agreement and plan of reorganization in connection with the asset acquisition and an agreement and plan of reorganization in connection with the stock acquisition. Unless context otherwise requires, references to HSA-Texas in this pro forma section also include the affiliated entities of HSA-Texas that are included in the proposed acquisitions.

     The following unaudited pro forma combined financial statements present financial information giving effect to the completion of the proposed acquisitions under purchase accounting. The unaudited pro forma combined balance sheet as of September 30, 2001 is presented as if the proposed acquisitions had been completed as of that date. The unaudited pro forma combined statements of operations for the nine month period ended September 30, 2001 and the year ended December 31, 2000 are presented as if the proposed acquisitions had been completed as of January 1, 2000.

     The unaudited pro forma combined financial statements reflect certain assumptions deemed probable by PRG management regarding the purchase. The total estimated purchase cost of the proposed acquisitions was allocated on a preliminary basis to assets based upon management's best estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. The adjustments to the unaudited pro forma combined financial information are subject to change pending a final analysis of the total purchase cost and the fair value of the assets assumed. The impact of these changes could be material.

     The pro forma combined financial statements should be read in conjunction with PRG's consolidated financial statements and notes thereto and HSA-Texas' consolidated financial statements and notes thereto. The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and are not necessarily indicative of what PRG's results of operations or financial position would have been had the transactions been in effect as of and for the periods presented, nor is such information necessarily indicative of PRG's results of operations or financial position for any future period or date.

     While we believe that the proposed acquisitions are probable, the pro forma and other information regarding HSA-Texas and the proposed acquisitions should be evaluated in light of the possibility that the proposed acquisitions might not be consummated.

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                  PRO FORMA COMBINED BALANCE SHEET (Unaudited)
                             (Amounts in Thousands)
                            As of September 30, 2001

                                                                                           Pro Forma         Pro Forma
                                                             PRG           HSA-Texas       Adjustment         Combined
                                                         ---------------   ----------     ----------------   ------------
                      ASSETS
Current assets:
  Cash and cash equivalents                              $       15,396    $   6,071      $   (16,350)(A)    $     5,657
Receivables:
  Contract receivables                                           62,186       15,233               --             77,419
  Employee advances and miscellaneous receivables                 4,907        1,491               --              6,398
                                                         ---------------   ----------     ----------------   ------------
        Total receivables                                        67,093       16,724               --             83,817
  Prepaid expenses and other current assets                       3,268        1,930               --              5,198
  Deferred income taxes                                          12,565           --               --             12,565
  Net assets of discontinued operations                          58,552           --               --             58,552
                                                         ---------------   ----------     ----------------   ------------
        Total current assets                                    157,414       24,725          (16,350)           165,789
                                                         ---------------   ----------     ----------------   ------------
Property and equipment:
  Computer and other equipment                                   45,390       14,067           (4,525)(B)         54,932
  Furniture and fixtures                                          3,540        1,546             (455)(B)          4,631
  Land and buildings                                                 --        4,716           (4,716)(A)             --
  Leasehold improvements                                          5,786        1,648           (1,454)(A)(B)       5,980
                                                         ---------------   ----------     ----------------   ------------
                                                                 54,716       21,977          (11,150)            65,543
  Less accumulated depreciation and amortization                 32,013        9,334           (7,234)(B)         34,113
                                                         ---------------   ----------     ----------------   ------------
   Property and equipment, net                                   22,703       12,643           (3,916)            31,430
Noncompete agreements                                               315           --               --                315
Deferred loan costs                                               2,139           --               --              2,139
Goodwill                                                        224,011       31,511          150,207 (B)        405,729
Intangible assets                                                    --           --           32,480 (B)         32,480
Deferred income taxes                                             6,252           --               --              6,252
Other assets                                                      5,415        1,014           (4,541)(B)          1,888
                                                         ---------------   ----------     ----------------   ------------
        Total assets                                     $      418,249    $  69,893      $   157,880        $   646,022
                                                         ===============   ==========     ================   ============

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term debt                 $       52,457    $   8,461      $      (111)(A)    $    60,807
  Capital lease obligations -- current                               --          682               --                682
  Accounts payable and accrued expenses                          16,540        7,478           10,896 (B)         34,914
  Accrued payroll and related expenses                           28,310        7,993            7,000 (B)         43,303
  Deferred tax recovery audit revenue                               772           --               --                772
  Other current liabilities                                          --           63               --                 63
                                                                     --    ---------      -----------        -----------
        Total current liabilities                                98,079       24,677           17,785            140,541
Long-term debt, excluding current installments                  100,639       33,763          (13,596)(A)        120,806
Capital lease obligations, excluding current                         --          971               --                971
installments
Deferred compensation                                             4,296           --               --              4,296
Other long-term liabilities                                       1,713           --               --              1,713
                                                         ---------------   ----------     ----------------   ------------
        Total liabilities                                       204,727       59,411            4,189            268,327
Common stock put options                                             --        3,086           (3,086)(B)             --
Shareholders' equity:
  Common stock                                                       51          701             (686)(B)             66
  Additional paid-in capital                                    320,238        6,773          157,385 (B)        484,396
  Accumulated deficit                                           (67,949)        (688)             688 (B)        (67,949)
  Accumulated other comprehensive loss                          (16,542)         610             (610)(B)        (16,542)
  Less treasury stock at cost                                   (21,024)          --               -- (B)        (21,024)
  Unearned portion of restricted stock                           (1,252)          --               --             (1,252)
                                                         ---------------   ----------     ----------------   ------------
        Total shareholders' equity                              213,522        7,396          156,777            377,695
                                                         ---------------   ----------     ----------------   ------------
        Total liabilities and shareholders' equity       $      418,249    $  69,893      $   157,880        $   646,022
                                                         ===============   ==========     ================   ============

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (Unaudited)
                  (Amounts in thousands, except per share data)
                  For the Nine Months Ended September 30, 2001

                                                                                   Pro Forma       Pro Forma
                                                         PRG       HSA-Texas      Adjustment        Combined
                                                     -----------   ---------   ----------------   -----------
Revenues                                             $   213,870   $ 100,761   $      --          $   314,631
Cost of revenues                                         112,429      65,651          --              178,080
Selling, general and administrative expenses              90,298      35,564       1,296 (C)(D)       127,158
                                                     -----------   ---------   ----------------   -----------
          Operating income (loss)                         11,143        (454)     (1,296)               9,393
Interest income (expense), net                            (6,000)     (2,277)        519 (E)           (7,758)
Settlement of litigation                                      --       3,650          --                3,650
Other income (expense), net                                   --          10         (10)(G)               --
                                                     -----------   ---------   ----------------   -----------
          Earnings from continuing operations
            before income taxes                            5,143         929        (787)               5,285
Income tax expense                                         2,057        (512)        569 (F)            2,114
                                                     -----------   ---------   ----------------   -----------
          Earnings from continuing operations        $     3,086   $   1,441   $  (1,356)         $     3,171
                                                     ===========   =========   ================   ===========
Basic earnings per share-- earnings from
  continuing operations                              $      0.06                                  $      0.05
                                                     ===========                                  ===========
Diluted earnings per share-- earnings from
  continuing operations                              $      0.06                                  $      0.05
                                                     ===========                                  ===========
Denominator:
  Denominator for basic earnings per
     share-- weighted-average shares
     outstanding                                          48,182                  15,109(H)            63,291
  Effect of dilutive securities:
     Employee stock options                                  496                     847                1,343
                                                     -----------               ----------------   -----------
Denominator for diluted earnings                          48,678                  15,956               64,634
                                                     ===========               ================   ===========

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (Unaudited)
                  (Amounts in thousands, except per share data)
                      For the Year Ended December 31, 2000

                                                                                   Pro Forma       Pro Forma
                                                        PRG        HSA-Texas      Adjustments       Combined
                                                    ------------  ------------ ----------------   ------------
Revenues                                            $   297,089   $   138,708  $      --          $   435,797
Cost of revenues                                        156,408        91,222         --              247,630
Selling, general and administrative
  expenses                                              119,779        48,324      4,162 (C)(D)       172,265
                                                    ------------  ------------ ----------------   ------------
          Operating income (loss)                        20,902          (838)    (4,162)              15,902
Interest income (expense), net                           (8,253)       (2,938)       244 (E)          (10,947)
Other income (expense), net                                  --            47        (47)(G)               --
                                                    ------------  ------------ ----------------   ------------
          Earnings (loss) from continuing
            operations before income
            taxes                                        12,649        (3,729)    (3,965)               4,955
Income tax expense                                        5,313            --     (3,232)(F)            2,081
                                                    ------------  ------------ ----------------   ------------
          Earnings (loss) from continuing
            operations                              $     7,336   $    (3,729) $    (733)         $     2,874
                                                    ============  ============ ================   ============
Basic earnings per share-- earnings from
  continuing operations                             $      0.15                                   $      0.04
                                                    ============                                  ============
Diluted earnings per share-- earnings from
  continuing operations                             $      0.15                                   $      0.04
                                                    ============                                  ============

  Denominator for basic earnings per
     share-- weighted-average shares
     outstanding                                         48,871                   15,109 (H)           63,980
  Effect of dilutive securities:
     Shares issuable for Groupe AP earnout                  201                       --                  201
     Employee stock options                                 737                      847                1,584
                                                    ============               ================   ============
  Denominator for diluted earnings                       49,809                   15,956               65,765
                                                    ============               ================   ============

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


Note 1. Unaudited Pro Forma Combined Balance Sheet

     The unaudited pro forma combined balance sheet gives effect to the proposed acquisition as if it had occurred on September 30, 2001.

     On August 3, 2001, PRG signed a definitive agreement with HSA-Texas to acquire for up to 16.0 million shares of its common stock substantially all of the assets of HSA-Texas and substantially all of the outstanding stock of HSA-Singapore and all of the outstanding stock of HSA-Asia, HSA-Australia, and HSA-Canada, each an affiliated foreign operating company. This business combination will be accounted for under the purchase method of accounting.

     The following adjustments were reflected in the unaudited pro forma combined balance sheet:

          (A)  To  eliminate   HSA-Texas   assets  not  acquired  and  HSA-Texas
     liabilities not assumed and cash to be paid at closing, or within an estimated 45 days upon finalization of estimated HSA-Texas obligations owed to independent contractors to be incurred prior to closing.

          (B) To record common stock and options issued to HSA-Texas and the application of purchase accounting. The total purchase price consists of approximately 15.1 million shares of PRG common stock (assumes that the acquisitions of Tamebond Ltd. and J&G Associates Ltd. will be completed prior to the closing of the HSA-Texas acquisition and that an additional
     2.3 million shares will be issued to HSA-Texas at the closing and will not be placed in escrow) with an estimated fair value of approximately $158.4 million, 1.7 million fully vested options to purchase our common stock with an estimated fair value of approximately $5.8 million, and estimated direct transaction costs of approximately $15.0 million. The fair value of PRG's common stock was determined as the average closing price per share from July 24, 2001 to July 28, 2001, which was $10.482. PRG announced the proposed transaction on July 26, 2001. The fair value of PRG's fully vested options was determined using the Black Scholes pricing model.

     The amounts and components of the estimated purchase price are presented below:

                                                              (In thousands)
         Common stock.................................         $       15
         Additional paid-in capital...................            164,158
         Transaction costs............................             15,000
                                                               ----------
                   Total purchase price...............         $  179,173
                                                               ==========

     The allocation of the $179,173 estimated purchase price is as follows:

                                                         (In thousands)
         Assets acquired..............................     $    28,396
         Liabilities assumed..........................        (63,421)
                                                              --------
               Net liabilities assumed................        (35,025)
         Allocation of purchase price to:
               Intangible assets......................          32,480
               Goodwill...............................         181,718
                                                               -------
                   Total purchase price...............     $   179,173
                                                           ===========

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

     The identified tangible and intangible assets likely to be recognized are as follows (in thousands):

         Tangible assets:
              Total receivables............................   $15,233
              Property and equipment.......................     8,727
              Other .......................................     4,436
                                                               ------
                  Total tangible assets ...................   $28,396
                                                              -------

                                                                                 Estimated
                                                                Value           Useful Life
         Intangible assets:                                -----------          -----------
              Customer relationships.......................   $21,000            20 years
              Trade names .................................     9,000           Indefinite
              Unrecognized customer revenue ...............     2,000           2 months
              Employee agreements..........................       400            2 years
              Option to purchase HSA-Germany ..............        80            4 months
                                                           -----------
                  Total intangible assets .................   $32,480
                                                           -----------

     Option to purchase HSA-Germany: Howard Schultz & Associates Europe, N.V. entered into a license agreement with Howard Schultz &Partner (Deutschland) GmbH ("Licensee") originally dated on April 16, 1988 and amended on February 4, 1999. HSA-Texas has the option to purchase this German operation.

     PRG expects to amortize intangible assets with definite useful lives over their respective estimated useful lives to their estimated residual values, and review them for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." PRG expects to amortize tangible assets over their estimated useful lives as estimated above.

     The adjustments to computer and other equipment, leasehold improvements and accumulated depreciation noted in adjustment B to the unaudited pro forma combined balance sheet are to record the fixed assets purchased at their estimated fair value (determined as the net book value at the date of the purchase).

     The adjustments to liabilities include an estimate of severance costs to be incurred for employees of HSA-Texas or of the affiliated foreign operating companies who are not retained by the combined organization and a provision for lease payments for duplicate HSA-facilities that will be closed. Additionally, adjustments to liabilities include an estimate of costs to be incurred to complete the acquisition.

     In addition, we will assume certain other obligations of HSA-Texas including obligations owed to HSA-Texas independent contractors to be incurred prior to closing. Presently, we have estimated this liability at $9.0 million. As a result, this adjustment has been reflected in the pro forma combined balance sheet adjustments.

     The number of shares to be issued was calculated assuming an average price per share of PRG common stock of $6.974. The number of shares to be issued in the proposed acquisitions will vary according to the average price per share of PRG common stock, which in turn will affect the stated purchase price as follows:

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                                                           Stated Purchase Price
                                                           ---------------------
                                                                (in thousands)
         $4.00....................................                $181,739
         $5.00....................................                $181,739
         $6.00....................................                $181,477
         $7.00....................................                $179,113
         $8.00....................................                $177,117
         $9.00....................................                $175,564
         $10.00...................................                $174,321
         $11.00...................................                $173,305
         $12.00...................................                $172,458
         $13.00...................................                $171,741
         $14.00...................................                $171,126
         $15.00...................................                $170,594
         $16.00...................................                $170,128

     The stated purchase price will increase as the average market price decreases because the number of shares to be issued in connection with the option portion of the purchase price decreases. Pursuant to EITF No. 99-12, the transaction will be valued at a per share amount of $10.482, the average closing price per share of PRG common stock from July 24, 2001 to July 28, 2001. This purchase price for accounting purposes may not reflect the actual market value to the HSA-Texas shareholders.

     Unrecognized customer revenue has an estimated life of two months' time until revenue is realized.

     Under purchase accounting, the total purchase price will be allocated to the acquired assets based upon their fair values. Allocations are subject to valuations as of the date of the completion of the purchase. PRG expects to allocate the total purchase price to goodwill and other identifiable intangible and tangible assets. In accordance with the SFAS No.142, "Goodwill and Other Intangible Assets," goodwill as well as intangible assets with indefinite useful lives will no longer be amortized but instead these assets must be tested for impairment at least annually. PRG expects to amortize intangible assets with definite useful lives over their respective estimated useful lives to their estimated residual values, and review them for impairment in accordance with SFAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." PRG expects to amortize tangible assets over their estimated useful lives.


Note 2.  Unaudited Pro Forma Combined Statements of Operations

     The unaudited pro forma combined statements of operations give effect to the purchase as if it had occurred at the beginning of the period presented. The following adjustments have been reflected in the unaudited pro forma combined statements of operations.

          (C) Adjustment to remove the depreciation and amortization expense in order to reflect only the ongoing impact of assets acquired.

          (D) To record the application of purchase accounting, the amortization of identifiable intangible and tangible assets. The pro forma adjustments assume that the purchase price of $179.2 million will be allocated to goodwill and other identifiable intangible and tangible assets. Goodwill, as well as intangible assets, with indefinite useful lives will not be amortized but instead these assets must be tested for impairment at least annually. Intangible assets with definite useful lives will be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121. Tangible assets will be amortized over their estimated useful lives. The ultimate lives assigned will be determined at the date of closing based on the facts and circumstances existing at that date.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

     Pro forma adjustments C and D are as follows (in thousands):

                                                                                 Nine Months Ended         Year Ended
                                                                                   September 30,          December 31,
                                                                                       2001                   2000
                                                                             -------------------------- -----------------
Adjustment C:
     Depreciation on building and leasehold improvements not acquired           $             (275)        $        (376)

Adjustment D:
     Amortization of intangible assets with estimated useful lives                             625                 3,330
     Other
         Howard Schultz's payroll expense                                                      300                   400
         Net adjustment to rental income for building not acquired and
             leased back                                                                       656                   855
         Reclassification for HSA financials to conform with PRG
             presentation format                                                               (10)                  (47)
                                                                             -------------------------- -----------------
         Total pro forma adjustments                                            $            1,296         $       4,162
                                                                             -------------------------- -----------------

          (E) To eliminate interest expense related to the loans that will not be assumed by PRG as a result of the transaction.

          (F) To adjust income tax expense to the statutory rate in effect during the periods for which the pro forma statements of operations are presented.

          (G) To reflect reclassification of HSA-Texas' other income (expense) to selling, general and administrative expenses to conform with PRG's financial presentation.

          (H) Assumes that the acquisition of Tamebond Ltd. and J&G Associates Ltd. will be completed prior to the closing of the HSA-Texas acquisition and that an additional 2.3 million shares will be issued to HSA-Texas at closing and will not be placed in escrow.

                 HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.
                             COMBINED BALANCE SHEETS

                                                                           September 30,           December 31,
                                                                                2001                   2000
                                                                          -----------------      -----------------
                                                                            (Unaudited)
                                                                                        (in thousands)
                                     ASSETS
Current Assets:
     Cash and cash equivalents                                             $        6,071         $         2,179
     Accounts receivable, net                                                      15,233                  15,644
     Commission advances, net                                                       1,491                   2,058
     Principal associate advance                                                      ___                     550
     Prepaids and other current assets                                              1,930                   1,512
                                                                          -----------------      -----------------
         Total current assets                                                      24,725                  21,943
Property and equipment, net                                                        12,643                  11,781
Other assets:
     Goodwill, net                                                                 31,511                  25,226
     Other assets                                                                   1,014                     768
                                                                          -----------------      -----------------
         Total assets                                                      $       69,893         $        59,718
                                                                          =================      =================

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                      $          922         $         3,529
     Accrued compensation                                                             879                   1,868
     Accrued commissions and royalties                                              7,114                   9,543
     Other accrued expenses                                                         6,556                   3,506
     Notes payable, current portion                                                 8,461                   6,422
     Capital lease obligations, current portion                                       682                     620
     Other current liabilities                                                         63                     124
                                                                          -----------------      -----------------
         Total current liabilities                                                 24,677                  25,612
Notes payable, net of current portion                                              33,763                  30,074
Capital lease obligations, net of current portion                                     971                   1,388
                                                                          -----------------      -----------------
         Total liabilities                                                         59,411                  57,074
                                                                          -----------------      -----------------
Common stock put options                                                            3,086                   2,458
Stockholders' equity (Notes 3 and 5):
     Common stock                                                                   7,474                   2,102
     Accumulated deficit                                                             (688)                 (2,129)
     Accumulated other comprehensive income                                           610                     213
                                                                          -----------------      -----------------
         Total stockholders' equity                                                 7,396                     186
                                                                          -----------------      -----------------
Commitments and contingencies (Note 7)
         Total liabilities and stockholders' equity                        $       69,893         $        59,718
                                                                          =================      =================


       See accompanying notes to unaudited combined financial statements.

                 HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.
                   UNAUDITED COMBINED STATEMENTS OF OPERATIONS

                                                         Nine Months Ended September 30,
                                                     ----------------------------------------
                                                            2001                    2000
                                                     -----------------       ----------------
                                                                   (in thousands)

Revenues, net                                        $       100,761          $      102,542
Cost of revenues                                              65,651                  67,364
Selling, general and administrative expenses                  35,564                  34,396
                                                     -----------------       ----------------
         Operating income (loss)                                (454)                    782
                                                     -----------------       ----------------
Interest income                                                 185                     295
Interest expense                                             (2,462)                 (2,535)
Settlement of litigation (Note 7)                             3,650                      --
Other income (expense), net                                      10                     (72)
                                                     -----------------       ----------------
   Interest and other income (expense), net                    1,383                 (2,312)
                                                     -----------------       ----------------
         Income (loss) before income taxes                       929                 (1,530)
                                                     -----------------       ----------------
Foreign tax benefit (Note 6)                                     512                      --
                                                     -----------------       ----------------
         Net income (loss)                           $         1,441          $      (1,530)
                                                     ==================      ================

     See accompanying notes to unaudited combined financial statements.


                 HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.
                   UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

                                                                                             Nine Months Ended
                                                                                               September 30,
                                                                                      ---------------------------------
                                                                                            2001             2000
                                                                                      ----------------- ---------------
                                                                                               (in thousands)

Cash flows from operating activities:
     Net income (loss)                                                                   $   1,441         $    (1,530)
     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
         Depreciation and amortization                                                       6,700               5,605
         Non-cash interest expense                                                             394                 478
         Non-cash stock compensation expense                                                   628                 837
         Changes in assets and liabilities, net of working capital from acquisitions:
             Accounts receivable, net                                                          561              (2,610)
             Prepaid expenses and other current assets                                         423              (1,857)
             Principal associate advances                                                   (1,498)                --
             Commission advances, net                                                        1,044                 256
             Other assets                                                                      235                 965
             Accounts payable and other accrued expenses                                       563               3,315
             Accrued commissions and royalties                                              (2,429)                999
             Accrued compensations                                                          (1,049)                389
             Other current liabilities                                                         (61)               (155)
                                                                                      --------------     ---------------
                  Net cash provided by operating activities                                  6,952               6,692

Cash flows used in investing activities -
     purchase of property and equipment                                                     (2,097)             (4,474)
                                                                                     --------------      ---------------
Cash flows from financing activities:
     Proceeds from issuance of common stock                                                     16                  --
     Proceeds from issuance of notes payable, net                                            5,548               2,268
     Principal payments on notes payable                                                    (5,414)             (3,741)
     Principal payments on capital lease obligations                                          (355)               (280)
     Distributions to stockholders                                                              --              (1,470)
     Net loans provided to stockholders                                                       (758)               (263)
                                                                                     --------------      ---------------
             Net cash used in financing activities                                            (963)             (3,486)
                                                                                     --------------      ---------------

Net increase (decrease) in cash and cash equivalents                                         3,892              (1,268)
Cash and cash equivalents at beginning of the period                                         2,179               3,910
                                                                                     --------------     ---------------
Cash and cash equivalents at the end of the period                                       $   6,071         $     2,642
                                                                                     ==============     ===============

Supplemental disclosures of non-cash investing and financing activities:
     In conjunction with the acquisition of businesses:
         Fair value of assets acquired                                                   $  12,604         $     8,203
         Forgiveness of advances                                                         $   2,048         $        --
         Notes payable to seller                                                         $   5,200         $     8,203
         Common stock issued to seller                                                   $   5,356         $        --
Cash paid for:
     Interest                                                                            $   1,851         $     1,277
                                                                                     ==============     ===============

       See accompanying notes to unaudited combined financial statements.

                 HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           September 30, 2001 and 2000
                                   (Unaudited)


1.   Summary of Significant Accounting Policies

     Description of Business and Basis of Presentation

     The accompanying unaudited combined financial statements of Howard Schultz & Associates International, Inc. include the accounts of Howard Schultz & Associates International, Inc. ("HSA-Texas"), its majority-owned subsidiaries, Howard Schultz & Associates Europe N.V., Howard Schultz & Associates de Mexico, S.A. de C.V., Howard Schultz & Associates International (Thailand) Limited, HS&A Imaging, Inc. ("HS&A Imaging") and companies which were under majority common control and ownership by the controlling stockholders/family members of HSA-Texas, which are Howard Schultz, Andrew H. Schultz and the Andrew H. Schultz Irrevocable Trust (the "Schultz Trust"). These entities include Howard Schultz & Associates (Canada) Inc. ("HSA-Canada"), Howard Schultz & Associates (Australia) Inc. ("HSA- Australia"), Howard Schultz & Associates (Asia) Limited ("HSA-Asia"), and HS&A International Pte Ltd. ("HSA-Singapore"). All entities included in the combined financial statements are collectively referred to herein as the "Company". All significant intercompany balances and transactions have been eliminated in combination.

     The accompanying unaudited combined financial statements of the Company for the nine months ended September 30, 2001 and 2000 have been prepared in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies followed by the Company were disclosed in the notes to the combined financial statements for the year ended December 31, 2000. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. The accompanying financial statements are for interim periods and should be read in conjunction with the 2000 audited combined financial statements of the Company.

2.   Related Party Transaction

     As of September 30, 2001 and December 31, 2000, the Company owed $10,350,000 and $5,050,000, respectively, to Howard Schultz. The Company paid Mr. Schultz interest in the amount of $306,000 during the nine-moth period ended September 30, 2001.

3.   Stockholders' Equity

     During the nine-month period ended September 30, 2001, the Company granted options to employees and non-employees to purchase 331,754 shares and 37,638 shares, net of cancellations, of the common stock of HSA-Texas, respectively, at an exercise price of $9.06. Additionally, the Company awarded stock grants totaling 23,179 shares to certain employees, and granted 64,569 stock appreciation rights, at a grant price of $9.06 per stock appreciation right, to certain employees in international markets.

4.   Segment and Related Information

     The Company has one reportable operating segment consisting of accounts payable services. Accounts payable services consist of the review of client accounts payable disbursements to identify and recover overpayments. This operating segment includes accounts payable services provided to retailers, wholesale distributors and various other types of business entities. The Company performs these accounts payable services in the United States, Canada, Mexico, Australia, and throughout Europe and Asia, including France, Spain and Hong Kong.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

     Geographical information for the nine months ended September 30, 2001 and 2000 is as follows:


                             September 30, 2001     September 30, 2000
                             -------------------    ------------------
                                           (in thousands)

         United States        $   91,762                $   96,055
         Europe                    4,102                     3,065
         Mexico                      662                       299
         Australia                 1,317                     1,054
         Canada                    2,161                     1,595
         Asia                        757                       474
                             -------------------    --------------------
           Revenues, net      $  100,761                $  102,542
                             ===================    ====================


     Geographical information as of September 30, 2001 and 2000 is as follows:


                             September 30, 2001       September 30, 2000
                             -------------------      -------------------
                                         (in thousands)

         United States        $   13,000                $   11,154
         Europe                      219                       114
         Mexico                      105                        90
         Australia                    42                        76
         Canada                      101                       119
         Asia                        190                       236
                             --------------------    --------------------
         Total long-lived
            assets            $   13,657                $   11,789
                             ====================    ====================


     For purposes of the geographical information above, revenues are attributable to the individual countries based on the location of the customer. Long-lived assets are attributed to the individual countries based on the physical location of the assets. Long-lived assets are primarily property and equipment.

5.   Mergers and Acquisitions

     On August 3, 2001, the Company entered into a definitive agreement to be acquired by The Profit Recovery Group International, Inc. ("PRG") in an all-stock transaction, which is expected to close in the fourth quarter of 2001. The combination is subject to approval of both companies' shareholders, approval from PRG's bank syndicate, and customary regulatory approvals.

     In connection with the announced acquisition by PRG, the board of directors of the Company terminated the Company's Management Incentive Plan. On August 22, 2001, the board of directors approved the issuance of options to purchase 79,000 shares of the common stock of HSA-Texas, at an exercise price of $9.06, to the participants in the Management Incentive Plan.

     Also, in July 2001, the Company acquired substantially all of the assets and certain, specified related liabilities, of an independent contractor of the Company that performed recovery audit and information technology services for

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

the Company, in a tax-free reorganization in exchange for 307,482 newly-issued shares of the Company's no par value, voting common stock, assumption and payment of $1,000,000 in debt (repaid upon assumption) and forgiveness of $2,048,000 of advances to the independent contractor outstanding as of the acquisition date.

     On September 1, 2001, the Company acquired substantially all of the assets and certain specified, related liabilities of an independent contractor that performed recovery audit services for the Company in exchange for a $3.0 million note payable in six equal quarterly installments beginning January 1, 2002 with simple interest at the rate of 7.0% per annum.

     On September 17, 2001, the Company acquired substantially all of the assets and certain specified liabilities of an independent contractor that performed recovery audit services for the Company in exchange for a $1.2 million note payable in six equal quarterly installments beginning January 1, 2002 with simple interest at a rate of 7.0% per annum.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, results of operations of the acquired entities have been included in the accompanying combined financial statements from the dates of acquisition. The purchase prices were allocated to tangible assets acquired and intangible assets based on the estimated fair values at the respective dates of acquisition. The Company incurred no significant direct costs of acquisition. A summary of the total purchase price and purchase price allocation for acquisitions made in July and September 2001 is as follows (in thousands):


         Net tangible assets                 $   2,168
         Goodwill                               10,436
                                            ------------
              Total purchase price          $    12,604
                                            ============


     Unaudited pro forma operating results as though the acquisitions made in July and September, 2001 had occurred on January 1, 2000, with adjustments primarily to give effect to interest expense related to the promissory notes, are as follows (in thousands):

                                               Nine Months Ended
                                                   September 30,
                                        ----------------------------------
                                            2001               2000
                                        --------------    ----------------
         Revenues                          $ 100,761       $   102,542
         Operating income (loss)                (890)              640
         Net income (loss)                 $     808            (1,946)


6.   Foreign Tax Benefit

     During the third quarter of 2001, the Company collected $512,000 in taxes paid on its behalf to the Inland Revenue taxing authority by its licensee in the United Kingdom. The refund was a result of inquires made by the Company, which

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

caused Inland Revenue to reverse its position on the taxability of royalties remitted by the licensee. The Company had not recorded a receivable in prior periods, due to the uncertainty of collection.

7.   Commitments and Contingencies

     In May 2001, the Company entered into a settlement agreement with respect to litigation pending at December 31, 2000, involving a group of independent contractors formerly associated with the Company. Pursuant to the agreement, the Company was relieved of certain obligations to pay accrued commissions to those contractors, which amounted to $3.7 million at the date of settlement. The Company has no further obligations with respect to those contractors at September 30, 2001.

     The Company has contingent liabilities resulting from litigation, claims and commitments incidental to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position, results of operations or liquidity of the Company.

     The Company also has contingent liabilities in connection with two Letters of Credit relating to a loan agreement and a leasing agreement for Howard Schultz & Associates Europe, N.V. These letters of credit are partially collateralized by a certificate of deposit of the Company and personal funds of a shareholder. The unsecured amounts of these contingent liabilities of the Company were $686,000 and $1,279,000 at September 30, 2001, and December 31, 2000, respectively.

1413962v1